Exhibit 99.1
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705

news release	714.667.8252 main
for immediate release	714.667.6860 fax
www.grubb-ellis.com

Contacts:	Janice McDill	Rich Pehlke
Phone:	312.698.6707	312.698.6711
Email:	janice.mcdill@grubb-ellis.com	rich.pehlke@grubb-ellis.com
Grubb & Ellis Company Receives Notice Regarding NYSE Listing
SANTA ANA, Calif. (Aug. 17, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that the company has been notified by the New York Stock Exchange that it is not in compliance with the NYSE’s continued listing standards. The company’s business operations, SEC reporting requirements and credit agreements are unaffected by the notification.
Grubb & Ellis is considered below criteria established by the NYSE because the company’s total market capitalization has been less than $50 million over a consecutive 30 trading-day period and its last reported stockholders’ equity was less than $50 million.
In accordance with NYSE procedures, Grubb & Ellis has 45 days from the receipt of the notice to submit a plan to the NYSE demonstrating how it intends to bring the company in compliance with the listing standards within the required timeframe. The company intends to cure the deficiencies and to return to compliance with the NYSE continued listing requirements.
On February 20, 2009, prior to the NYSE’s imposition of a moratorium with respect to the minimum average trading price of listed securities, the company was notified that it was not in compliance with the NYSE’s continued listing standard related to maintaining a minimum average closing price of $1 per share over 30 consecutive trading days. The six-month cure period was suspended until the moratorium was lifted on August 1, 2009, giving the company until January 23, 2010 to come back into compliance with the minimum average closing price per share requirement.
About Grubb & Ellis Company
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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Grubb & Ellis Company Receives Notice Regarding NYSE Listing
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the ability of future revenue growth, market trends, new business opportunities and investment programs, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the company’s current credit facility, and the additional limitations with respect thereto; (vi) the company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) the ability of the company to return to compliance with the NYSE’s continued listing standards; (viii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (ix) the success of current and new investment programs; (x) the success of new initiatives and investments; (xi) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2008, Form 10-Q for the three-month periods ending March 31, 2009 and June 30, 2009 and in other current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 200	Santa Ana, CA 92705	714.667.8252